Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement"), dated July 20, 2 0 1 1, is by and between Bill Hodson ("Employee") and SF BLU VU, INC. ("Employer").

RECITALS:

WHEREAS, Employer's board of directors (the "Board") desires to employ Employee in an executive capacity and the Employee desires to be so employed in such capacity;

WHEREAS, Employer may file for a company name change after the date this agreement was executed, the term “Employer” applies to the then current company name;

NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Term

1.1 Employment. Employer employs Employee and Employee accepts employment under the terms and conditions of this Agreement.

1.2 Term. This agreement is effective as of the date of this agreement. The term for employment under this Agreement shall be for five (5) years and shall be effective simultaneously with the CLOSING DATE defined in the PURCHASE AGREEMENT between SF BLU VU, INC., LIVEWIRE MC2, LLC, and the SELLING MEMBERS of LIVEWIRE MC2, LLC, and shall terminate after 60 months, unless extended by mutual agreement of the parties. Upon mutual agreement of the parties, this Agreement may be extended for an additional period upon written notice given to Employee not less than three (3) months prior to the termination of this Agreement.

A. Option Term. Upon mutual agreement of the parties, and upon the condition that there is no breach of any condition or term of this Agreement at the time of exercise, this Agreement may be extended for an additional twelve (12) months on the same terms and conditions of this Agreement, unless modified or amended upon the written consent of Employer and Employee.

ARTICLE II

Compensation

2.1 Compensation. For all services rendered by Employee, Employer shall pay Employee the base salary commencing on the effective employment date of this agreement, of $260,000 per year. Salary payments shall be subject to the deferred salary terms of this agreement as well as withholding and other applicable taxes.

A. Salary Adjustment. Employer and Employee recognize that certain
" Events" (as defined in the following paragraphs) may occur which will give rise to a salary increase. Upon the occurrence of any one of the Events listed in the following paragraphs, Employee's salary shall be increased to twice (2 times) the current base salary per year during the term of this Agreement, and will become the new base salary. Such increase shall be automatic upon the happening of any one of the Events listed below.

B. Definition of "Events." For purposes of this Agreement and particularly, the salary increases described in the foregoing paragraph, any one of the following shall be considered an "Event":

i.             Merger. A merger with a third party entity, whereby at least fifty-‐one percent (51%) of Employer's outstanding common stock is merged with such entity.

ii.            Sale/Acquisition. A sale or acquisition of at least fifty-‐one percent of Employer's outstanding common stock or the sale of all or substantially all of Employer's assets to a third party entity.

iii.           Capital. Employer's raising at least $4 million through the sale of equity securities.

iv.           Debt Facility. A debt facility is put in place offering Employer a debt facility of at least $6 million.

C. Employee Exit Option. Upon any Event involving items i or ii above, Employee shall have the option to continue employment as described in the foregoing paragraphs or terminate employment and receive a one time payment of four (4) times the employee’s current base salary.

D. Other Salary Adjustment. Upon employer reaching a 12 month trailing revenue of $4 million, Employee's base salary shall automatically increase to $400,000 if current base salary is less.

2.2 Earned Monetary Bonuses. Employee shall be entitled to an annual bonus as determined by the Employer's Board of Directors. Employee's performance shall be reviewed annually to determine the payment of bonuses.

2.3 Automobile Allowance. Employee shall be entitled to an automobile allowance of $500 per month, payable in equal payments. Employer shall pay Employee's automobile insurance and reasonable maintenance. 100% of the Automobile Allowance shall be deferred for 12 months and subject to section 2.8 “Deferred Compensation Payment” of this agreement.

2.4 Stock Option Consideration. Employee, as partial consideration for his services, shall be entitled to receive Stock Options as determined by the Employer's Board of Directors. Such determination shall be made on an annual basis.

2.5 Employee Benefits. In addition to the foregoing, Employee shall be entitled to the following:

A.     Health Insurance. Upon implementation of an Employee Health Insurance plan by Employer, Employer shall provide and pay for health, dental and life insurance for Employee and his family with an insurance carrier of Employer's choice. The benefits offered under this paragraph shall include a standard executive employee health and life insurance program.

B.     Expenses. Employee may incur reasonable expenses for promoting Employer's business, including expenses for entertainment, travel and similar items. Employer will reimburse Employee for all such reasonable expenses upon Employee's presentation of an itemized account of such expenditures. Employer shall provide Employee with a Diner's Club, American Express or other credit card for his use in promoting and representing Employer, dependent upon Employee's credit worthiness.

C.     Vacations. During the Term, Employee shall be entitled to paid vacation time of five (5) weeks per year of the Term, with any partial year determined on a pro rata basis. Vacation time shall be accrued and used in accordance with the Employer’s policy as it may be established from time to time. In addition, Employee shall receive other paid time-‐off in accordance with the Employer's policies for senior executives; as such policies may exist from time to time.

2.6 Base Salary Review. The Board of Directors of Employer shall review the Base Salary annually and may make adjustments to increase but not decrease such Base Salary, in accordance with the compensation practices and guidelines of the Employer. The Base Salary shall not be reduced during the Term without Employee’s express prior written consent.

2.7 Deferred Compensation. Unless the Board of Directors chooses to increase sooner, employee will initially be paid a reduced amount equal to $5000 per month, with the balance of the base salary deferred per the following:

A.   After 6 months or when employer's 12 month trailing revenue reaches $1 million, monthly paid amount will be increased to $10,000 with the remaining balance continuing to be deferred.

B.    After 12 months or when employer's 12 month trailing revenue reaches $2 million, monthly paid amount will be increased to the employee’s full salary.

2.8 Deferred Compensation Payment. Total Deferred compensation amount shall be paid at earliest possible opportunity or upon the occurrence of any Event from 2.1 “Compensation” and including any of the following:

A. The sale of substantially all of the Employer's assets to a single purchaser or group of associated purchasers; or
B. The sale, exchange, or other disposition, in one transaction of the majority of the Employer's outstanding corporate shares; or
C. Any other change of control of the Employer; or
D. The Employer's decision to terminate its business and liquidate its assets; or
E. The merger or consolidation of the Employer with another company; or
F. Bankruptcy or chapter 11 reorganization; or
G. Once 12 mo revenue run rate reaches $5 mil.; or
H. Upon payment terms agreeable to employee; or
I. Termination of employment; or
J. Attempted or successful demotion of employee in any way

Employee shall have two payment options for payment of the deferred compensation amount with the total amount paid equaling either the total deferred salary due plus an annual interest rate of prime + 8%, OR 5 shares for every dollar owed.

2.9 Equity. It is acknowledged that Employee has received restricted stock and stock options (collectively, "Equity") with specific terms and conditions provided in the relevant documentation. Employer agrees that there will be no change made to adversely affect such Equity in any such documentation during the Term, without the prior written consent of Employee.

ARTICLE III

Duties of Employee

3.1 Duties. Employee is engaged as Chief Executive Officer; and as a member of the Board of Directors; and shall have authority over such decision-‐making and managerial duties regarding the business of Employer; and shall supervise and direct all of the business of Employer according to business plans and strategies provided by Employer, reporting only to the Board. The precise services of Employee may be extended or curtailed by mutual agreement of Employer and Employee from time to time.

3.2 Extent of Services. Employee shall use Employee's good faith best efforts and judgment in performing Employee's duties required hereunder. Employee shall devote such time, attention and energies to the business of the Employer as are reasonably necessary to satisfy Employee's required responsibilities and duties hereunder.

3.4 Appointment to Board of Directors. Upon the effective employment date of this agreement, employee shall be immediately appointed to the Board of Directors of the employer.

3.5 Accountability. Employee shall be directly responsible to the Board.

ARTICLE IV

Duties of Employer

4.1 Payment of Compensation and Provision of Benefits. During the terms hereof, Employer agrees to pay all compensation, benefits, allowances, deferred compensation and Flexible Time Off due to Employee as set forth herein.

4.2 Working Facilities. Employer shall provide offices, and such other facilities and services as are suitable to his position and appropriate for the performance of his duties.

ARTICLE V

Disability; Death During Employment

5.1 Disability. If Employee is unable to perform his services by reason of illness or incapacity for a period of more than one (1) month, the compensation thereafter payable to him during the continued period of such illness or incapacity for a period not to exceed twelve (12) months, shall be seventy percent (70%) of Employee's then current salary. Employee's full compensation shall be reinstated upon his recovery. Notwithstanding anything to the contrary, Employer may terminate this Agreement at any time after Employee shall be absent from his employment, for whatever cause, for a continuous period of more than twelve months (12), and the obligations of Employer shall thereupon terminate, except as obligated under continued benefits provided herein. If it is determined, pursuant to the terms of this Agreement, that Employee is disabled or incapacitated and cannot discharge the duties and responsibilities contemplated hereunder, Employer shall have the right to hire an employee to replace him in whatever position he may have at that time.

A. Disability Insurance. In lieu of the foregoing, Employer may obtain disability insurance for Employee. Should this occur, paragraph 5.1 shall be null and void and the terms of said disability insurance shall govern, so long as the terms in such policy are equal to or greater than the terms outlined in Section 5.1.

5.2 Death During Employment. If Employee dies during the term of employment, Employer shall pay to the estate of Employee the compensation which would otherwise be payable to Employee up to the end of the month in which death occurs. In addition, Employer shall pay a sum equal to two (2) year's compensation payable in three equal monthly installments after the death of Employee to the spouse of Employee or if he is not survived by his spouse, then to Employee's heirs in equal shares, or if there are no such surviving heirs, to the estate of Employee.

ARTICLE VI

Confidential Information; Trade Secrets; Proprietary Rights

6.1 Confidentiality. Employee hereby acknowledges that he has received information regarding the business of Employer, including but not limited to customer lists, product information, business strategy, employee agreements, which information is confidential information (the "Confidential Information"). The parties hereto recognize and acknowledge that the Confidential Information is proprietary and integral to Employer's business and agrees to keep such Confidential Information confidential and not disclose the same to any third person, corporation and/or entity for a period of two (2) years subsequent to the termination of this Agreement or termination of Employee with cause.

ARTICLE VII

Non-‐Competition

7.1 Non-‐Competition. During Employee's term of employment set forth in this Agreement, Employee will not directly or indirectly be an owner, partner, director, manager, officer or employee or otherwise render services to any business that competes with Employer.

ARTICLE VIII
Termination

8.1 Termination With Cause. With cause, Employer may terminate this Agreement upon an affirmative vote of a majority of the members of the Board, and upon thirty (30) days' written notice to Employee by providing Employee a Notice of Termination, which shall set forth in reasonable detail the Employer's basis for such termination. In such event, Employee shall continue to render his services and shall be paid his regular compensation up to the date of termination. Employee shall be entitled to receive payment for any unreimbursed expenses incurred, accrued but unpaid Base Salary and other accrued but unpaid employee benefits as provided in this Agreement. Severance allowance shall be equal to six (6) month's salary of Employee. For purposes of this Agreement, "with cause" shall be defined as:

(i) Employee's conviction of a felony or of any crime involving moral turpitude, and affirmance of such conviction following the exhaustion of any appeals; (ii) willful refusal of Employee to substantially perform all of his duties and responsibilities, or Employee's persistent willful neglect of duty or chronic, willful unapproved absenteeism other than for a temporary or permanent Disability, which remains uncured following thirty days after written notice of such alleged Cause by the Board of Directors; or (iii) any material and substantial breach by Employee of other terms and conditions of this Agreement, which, in the reasonable, good faith judgment of the Board of Directors, has a material adverse financial effect on the Company or on Employee's ongoing abilities to carry out his duties under this Agreement and which remains uncured following thirty days after written notice of such alleged Cause by the Board of Directors.

8 . 2 Termination Without Cause. Employer may terminate Employee without cause upon thirty (30) days written notice. Upon termination without cause by employer, Employee shall be entitled to cash compensation equal to the greater of the following: (A) the then existing base salary of Employee, as defined in Article 2.1, for the remainder of the term of this Agreement; or (B) four (4) times the then existing base salary of Employee, as defined in Article 2.1, for a period of one (1) year from the date of termination without cause. In the event of termination without cause, all cash compensation and deferred amounts due, as referred to above, shall be paid to Employee on a bi-‐monthly basis.

8.3 Termination Upon Sale of Business. Notwithstanding anything to the contrary, Employer may terminate this Agreement upon thirty (30) days' written notice upon the happening of any of the following events which any one event will be treated as a termination without cause for purposes of severance allowance pursuant to this Agreement.

A.   The sale by Employer of substantially all of its assets to a single purchaser or a group of associated purchasers;

B.    The sale, exchange or other disposition, in one transaction, of at least fifty percent (50%) of the outstanding common shares of the Employer;

C.    A decision by Employer to terminate its business and liquidate its assets; or the merger or consolidation of Employer in a transaction in which the shareholders of Employer receive at least fifty percent (50%) of the outstanding voting shares of the new or continuing corporation.

D.    Notwithstanding the foregoing, should Employer agree to sell all or substantially all of its assets, Employer shall purchase Employee's Shares for an amount of the greater of the Stock Purchase Price or the same price sold by other of Employer's shareholders.

8.4 Surviving Benefits. Employee will continue to receive the highest level of benefits received for a period of 5 years after termination.

ARTICLE IX

General Provisions

9.1. Waiver of Breach. The waiver by Employer of breach of any provisions of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee. No waiver shall be valid unless in writing and signed by an authorized officer of Employer.

9.2 Assignment. Employee acknowledges that the services to be rendered by him are unique and personal. Accordingly, Employee may not assign any of his rights under this Agreement. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.

9.3 Modification. This Agreement may not be modified, changed or altered orally but only by an agreement in writing signed by the party against an enforcement of any waiver, change, modification, extension or discharge as sought.

9.4. Governing Law. This Agreement shall be governed by and construed under the laws of the State of California.

9.5 Integration Clause. This instrument contains the entire agreement between the parties hereto and supersedes any and all prior written and/or oral agreements. This Agreement may be altered or modified only in writing signed by the parties hereto.

9.6 Notices. Any notice required or desired to be given under this Agreement shall be deemed given if in writing sent by certified mail to the parties at each party's last known address.

9.7 Attorneys' Fees. Should any party seek the enforcement of any term of this Agreement, the prevailing party thereunder shall be entitled to attorneys' fees and costs for the enforcement of such term or provision.

9.8 Arbitration. In the event of any dispute arising under this Agreement, including any dispute regarding the nature, scope or quality of services provided by either party hereto, its is hereby agreed that such dispute shall be resolved by binding arbitration to be conducted by the American Arbitration, to be arbitrated in accordance with its rules and regulations and procedures in Orange County, California. In the event of any such arbitration, pending resolution of the arbitration and the award of costs by the arbitrator, each party hereto shall advance one-‐half of the amounts, if any, requested by the arbitrator and/or the sponsoring organization.

IN WITNESS WHEREOF, the parties executed this Agreement as of the date first written above.

EMPLOYEE

Bill Hodson

EMPLOYER

By:
Richard O. Weed, CEO, CFO

SF BLU VU, INC.